UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

PARAGON TECHNOLOGIES, INC.

HESHAM M. GAD

SHAWN M. HARPEN

JACK H. JACOBS

SAMUEL S. WEISER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 12, 2024, Paragon Technologies, Inc. issued a press release relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

Paragon Technologies Files Complaint Alleging Ocean Power Technologies Failed to Achieve a Legitimate Quorum at its Annual Meeting of Shareholders

EASTON, PA – April 12, 2024

Paragon Technologies, Inc. (“Paragon”), a diversified holding company and the largest shareholder of Ocean Power Technologies, Inc. (NYSE American:OPTT), (“Company” or “OPT”), yesterday filed a complaint in the Delaware Court of Chancery alleging OPT failed to achieve a quorum at its 2023 Annual Meeting of Stockholders held on February 28, 2024.

“After postponing its annual meeting twice for failing to achieve a quorum, OPT filed notice with the Securities and Exchange Commission on March 2 announcing its claimed annual meeting results,” notes Sham Gad, Chairman of Paragon. “Based on the voting tally published in that 8-K filing, every single proposal including auditor ratification shows only 49.5% of shareholders voted, below the 50.1% needed for a quorum.” Despite the endless entrenchment actions taken by the OPT board of directors (the “Board”) over the past year, the board failed at the simple task of filing a Form 8-K demonstrating a quorum.

Given that OPT did not even start its annual meeting on time on February 28, we believe OPT took improper and aggressive steps in counting votes, including counting votes on Paragon’s proxy that should not have counted.

“OPT spent months and millions of dollars telling individual shareholders that votes on Paragon’s proxy would not be counted in order to manipulate shareholders into voting in its favor,” states Gad. “Yet OPT apparently chose to count such votes if it meant keeping its directors entrenched in their positions.”

If Paragon’s claims are upheld, OPT’s claimed annual meeting results could be declared invalid and a new annual meeting ordered. Paragon is also asking the court to appoint a Magistrate in Chancery or special master to oversee a new annual meeting of shareholders.

Paragon is dismayed but not surprised that the OPT Board continues to mislead shareholders. CEO Phillip Stratmann repeatedly made statements to shareholders that OPT would be profitable in calendar year 2025 “with current capital resources.”

Three weeks after the conclusion of the purported valid annual meeting, however, OPT filed a securities offering announcing its intent to sell up to $7 million in new equity. Not surprisingly, OPT’s stock price continues to dwindle, to less than $0.25 cents today. If OPT floods the market with $7 million in new shares, that means approximately 28 million more shares of OPT will be issued, a 50% increase in shares outstanding. This issuance means current shareholders will be diluted significantly and could lead to further significant declines in the share price.

Paragon’s efforts to hold the OPT board accountable did not end at the purported annual meeting of shareholders. Paragon intends to continue to seek redress for the actions taken by the OPT board over the past year and be a voice for appropriate governance of and responsible business at OPT.

If you would like to assist Paragon in its efforts, please contact us at ir@pgntgroup.com